Exhibit 3.1

STOCKHOLDER AGREEMENT

BY AND AMONG

ATOMBEAM TECHNOLOGIES INC.

AND

ITS STOCKHOLDERS

April 30, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1
1.2	Interpretation	3

ARTICLE II GENERAL TRANSFERABILITY AND ISSUANCE RESTRICTIONS		4

2.1	General Prohibition	4
2.2	Opinion of Counsel	4
2.3	Restrictive Legends	4
2.4	Involuntary Transfers	5
2.5	Indirect Transfers	5

ARTICLE III CONFIDENTIALITY		5

3.1	Confidentiality	6

ARTICLE IV BOARD OF DIRECTORS		6

4.1	Composition of the Board	6
4.2	Term	6
4.3	Resignation	6
4.4	Removal	6
4.5	Vacancy	6
4.6	No Conflicting Agreements	7
4.7	Insurance	7

ARTICLE V DRAG-ALONG RIGHTS		7

5.1	Drag-Along Rights	7
5.2	Approved Sale Notice	7

ARTICLE VI REMEDIES		7

6.1	Covenants of the Company	7
6.2	Irrevocable Proxy	8
6.3	Specific Enforcement	8
6.4	Remedies Cumulative	8

ARTICLE VII MISCELLANEOUS		8

7.1	Termination	8
7.2	Representations and Warranties	8
7.3	Additional Parties	9
7.4	Notices	9
7.5	Successors and Assigns	9
7.6	Amendment and Waiver	9
7.7	Counterparts	10
7.8	Governing Law	10
7.9	Arbitration	10
7.10	Severability	12

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7.11	Entire Agreement	12
7.12	Time of Essence	12
7.13	Further Assurances	13
7.14	Equitable Remedies	13
7.15	Conflict with Bylaws	13

Schedule I – Stock Ledger

Exhibit A – Form of Joinder Agreement

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STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2019, by and among AtomBeam Technologies Inc., a Delaware corporation (the “Company”), the stockholders of the Company executing this Agreement as of the date hereof and each other stockholder of the Company who hereafter executes a Joinder Agreement agreeing to be bound by the terms hereof (the “Stockholders”). Each of the Company and the Stockholders may be collectively referred to herein as the “Parties” and each as a “Party”.

RECITALS

WHEREAS, the Stockholders and the Company desire to enter into this Agreement to set forth certain rights, preferences and obligations with respect to the Shares (as defined below) and with respect to certain other matters.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms have the respective meanings indicated below:

“Affiliate” shall mean, with respect to any specified Person at any time: (a) each Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person at such time, (b) each Person who is at such time an officer or director (or comparable manager) of, or direct or indirect beneficial holder of at least ten percent (10%) of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of Executive Officers and/or directors (or comparable managers) of such specified Person, (d) any immediate family member of: (i) of each Executive Officer, director (or comparable manager) or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least ten percent (10%) of any class of the capital stock at such time.

“Board” shall mean the Board of Directors of the Company.

“Common Stock” shall mean the Company’s sole class of outstanding capital stock.

“Confidential Information” shall mean any non-public technical information, trade secrets and any other confidential information regarding the business affairs of any Group Company or of the Stockholders or any of their respective Affiliates, employees, agents or assigns including any information concerning methods or business operations; information comprising the identity, lists or descriptions of any customers, potential customers or referral comprising the identity, lists or descriptions of any customers, potential customers or referral sources; financial statements, cost reports or other financial information; contract proposals or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; management systems, policies or procedures, including related forms and manuals; and all source code, object code and programming notes; provided, that Confidential Information shall not include any information (a) which is disclosed pursuant to subpoena or other legal process, (b) which has been publicly disclosed not in violation of this Agreement, or (c) which is disclosed by any third party not in breach of any confidentiality obligation.

“Control” including the terms “controlled by” and “under common control with”, shall mean the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Executive Officer” shall mean, with respect to any Person, (a) any other Person titled as, or otherwise performing for or on behalf of such Person the functions typically performed by, a chairman, a chairwoman, a chief executive officer, a president, a chief financial officer, a chief technical officer or a chief operating officer (or the equivalents thereof, in the case of non-corporate entities), or (b) any other person in charge of a principal business unit, division or function (such as sales, administration or finance) of, or who performs a policy making function for, such first Person.

“Group Companies” shall mean the Company and each Subsidiary of the Company (now or subsequently existing).

“Initial Offering” shall mean the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Liquidation Event” shall mean (a) any sale, license or transfer by the Company of all or substantially all of its assets on a consolidated basis in a single transaction or a series of related transactions to a third party; (b) any acquisition by any third party (or group of affiliated or associated third parties) of beneficial ownership of a majority of the outstanding shares of Common Stock, in a single transaction or a series of related transactions; (c) any consolidation, merger or reorganization (whether in one or multiple transactions) of the Company that results in any third party (or group of affiliated or associated third parties) obtaining fifty percent (50%) or more of the outstanding voting power or economic interests, by value, of the Company (or its successor if the Company is not the surviving entity); or (d) a liquidation, dissolution or winding up of the Company.

“Permitted Transfer” shall mean a Transfer of Shares by a Stockholder: (a) to a trust solely for the benefit of one or more immediate family members of such Stockholder; (b) to an Affiliate of the Stockholder; (c) to the Company; (d) in an Approved Sale; or (e) to another Stockholder; provided, that, with respect to the foregoing clause (e), a Permitted Transfer does not include the transfer of Shares to another Stockholder, in either a single transaction or in a series of transactions, that represents more than 5% of the outstanding shares of Common Stock.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government body or similar entity.

“Pro Rata Share” shall mean, with respect to a Stockholder, a fraction calculated by dividing (i) the number of Shares then held by such Stockholder, by (ii) the total number of Shares held by all of the Stockholders as of such date.

“Required Stockholders” shall mean the holders of at least a majority of the outstanding shares of Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Shares” shall mean outstanding shares of the Common Stock, or any other outstanding capital stock of the Company.

“Subsidiary” of a Person shall mean a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly (including through one or more subsidiaries) owns or controls the capital stock having ordinary voting power to elect a majority of the board of directors/managers (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

“Transfer” shall mean any actual or proposed disposition of all or a portion of an interest (legal or equitable, and financial or non-financial) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, court order, operation of law, distribution, settlement, exchange, waiver abandonment, gift, alienation, bequest or disposal.

1.2            Interpretation. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The definitions set forth or referenced in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Whenever the words “include” “includes” or “including” are used in this Agreement, they will be deemed to be followed by, the words “without limitation” or “but not limited to” or words of similar import. The words “herein”, “hereof” or “hereunder” and words of similar import refer to this Agreement (including any exhibits to this Agreement) in its entirety and not to any part hereof unless the context otherwise requires. Unless the context otherwise requires, “or” is not exclusive. All references to Sections and Exhibits will be deemed references to Sections of, and Exhibits to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days. Any reference to a “business day” shall mean any day which is not a Saturday, Sunday or day on which banks in the State of California are authorized or required by law to close. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day. All references to cash or dollar amounts in this Agreement shall be references to United States Dollars. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any Party. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Unless otherwise expressly provided herein, financial calculations made herein shall be in accordance with GAAP.

ARTICLE II

TRANSFER RESTRICTIONS

2.1            General Prohibition. No Stockholder shall Transfer (including by a Permitted Transfer) any Shares, or enter into an agreement to Transfer any Shares, unless (a) such Stockholder has complied with the provisions of this Article II and (b) the transferee of any such Shares has agreed to be bound by the terms of and become a party to, this Agreement by executing a joinder agreement in the form attached hereto as Exhibit A (a “Joinder Agreement”). Except for Permitted Transfers and other Transfers in compliance with this Article II, or any other Article of this Agreement, no Stockholder shall Transfer or cause or permit to be Transferred any Shares owned or controlled by such Stockholder without the prior consent of the Board, and any purported Transfer in violation hereof shall be null and void ab initio. Unless specifically permitted hereunder, the prohibitions set forth in this Section 2.1 shall include, but shall not be limited to any agreement to limit, restrict or grant any voting rights with respect to any Shares.

2.2            Opinion of Counsel. Notwithstanding any provision herein to the contrary, no Stockholder shall Transfer any Shares unless such Stockholder shall have first obtained an opinion of counsel reasonably satisfactory to the Company to the effect that such Transfer is either exempt from the registration provisions of the Securities Act or that the Securities Act is inapplicable to such Transfer; provided, however, that an opinion of counsel shall not be required

(i) if the Company determines that such an opinion is not required, or (ii) for a Permitted Transfer so long as the Stockholder who desires to effect such a Transfer first certifies to the Company in writing that such Transfer is a Permitted Transfer.

2.3            Restrictive Legends. In order to reflect the restrictions on the disposition of Shares, the stock certificates representing the Shares subject to this Agreement (to the extent that such shares are certificated) will be endorsed with restrictive legends and any legend or legends required by applicable law, including legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR IN ANY MANNER DISPOSED OF EXCEPT IN CONFORMITY WITH THE TERMS OF A STOCKHOLDER AGREEMENT BY AND AMONG THE COMPANY AND THE REGISTERED HOLDER OF THESE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES), AS SUCH STOCKHOLDER AGREEMENT MAY BE AMENDED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT IS MAINTAINED AT THE COMPANY’S PRINCIPAL CORPORATE OFFICES AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY’S SECRETARY.

2.4            Involuntary Transfers. Upon any involuntary Transfer of Shares held by a Stockholder pursuant to (a) dissolution, if an entity, or death, if an individual, (b) levy of execution, foreclosure, bankruptcy or attachment, under which the Stockholder does not retain ownership of the Shares, (c) divorce decree or settlement under which the Stockholder does not retain ownership of the Shares, or (d) other legal process (each of clauses (a) through (d), an “Involuntary Transfer”), such Stockholder (or such Stockholder’s personal representative, if applicable) shall promptly upon awareness of a threatened or actual Involuntary Transfer, but in any event within five days after such Involuntary Transfer, give written notice to the Company, with a copy to the Person to whom the Involuntary Transfer was made (the “Involuntary Transferee”), stating that the Involuntary Transfer occurred, the reason for the Involuntary Transfer, the date of the Involuntary Transfer, the name and address of the Involuntary Transferee, and the number of Shares acquired by such Person. Upon receipt of such written notice by the Company, the Company shall give prompt written notice of such Involuntary Transfer to the Company, and the Company shall have the option to purchase the Shares, pursuant to the Company’s Bylaws.

2.5            Indirect Transfers. Notwithstanding anything to the contrary herein, for purposes of this Article II, a Transfer of interests in any entity holding Shares by any Person holding interests in such entity holding Shares (any such Transfer, an “Indirect Transfer”) will be treated as though such entity, in its capacity as a Stockholder, were making a Transfer of Shares, and in such event, the provisions of this Article II shall be read and construed so as to provide the parties all of the same rights, terms, conditions and restrictions with respect to any such Indirect Transfers as would pertain to Transfers of Shares pursuant to such provisions.

ARTICLE III

CONFIDENTIALITY

3.1            Confidentiality. Each Stockholder shall hold in strict confidence any Confidential Information and shall not disclose it to any Person, except for disclosures: (i) compelled by law (but, if practicable, the Stockholder must notify the Company promptly of any request for that information before disclosing it); (ii) to advisors or representatives of the Stockholder or Persons to which that Stockholder’s Shares may be transferred as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 3.1; (iii) of information that the Stockholder also has received from a source independent of the Company; provided, that such source obtained information without breach of any obligation of confidentiality; or (iv) to the extent necessary for the enforcement of any right of such Stockholder arising under this Agreement, or any other agreement with the Company to which it is a party. The Stockholders acknowledge that a breach of the provisions of this Section 3.1 will cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Stockholders agree that the provisions of this Article III may be enforced by specific performance and/or an injunction.

ARTICLE IV

BOARD OF DIRECTORS

4.1            Composition of the Board. Each Stockholder shall vote all of its Shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a Stockholder, director, member of a Board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control, so that:

(a)            the authorized number of directors on the Board shall be five (5); and

(b)            the directors of the Company shall be elected pursuant to the Company’s Bylaws, as the same may be amended and in effect from time to time.

4.2            Term. Each person elected to the Board in accordance with the terms hereof shall serve until a successor is elected in accordance with the terms hereof or such person’s resignation, disability, death or removal in accordance with the terms hereof.

4.3            Resignation. A director may resign at any time upon written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

4.4            Removal. The removal from the Board (with or without cause) of any director shall be made only upon the written request of the Person or Persons originally entitled to designate such director pursuant to Section 4.1(b).

4.5            Vacancy. In the event that any person who may be designated hereunder as a director for any reason has not been so designated, or ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a person designated by the Person or Persons originally entitled to designate such director pursuant to Section 4.1(b).

4.6            No Conflicting Agreements. Each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

4.7            Insurance. The Company may maintain, at its expense, Directors and Officers liability insurance, in an amount and on terms reasonable for a similarly situated company.

ARTICLE V

DRAG-ALONG RIGHTS

5.1            Drag-Along Rights. In the event that the Required Stockholders (the “Dragging Stockholders”) approve a Liquidation Event (an “Approved Sale”), then, subject to the other provisions of this Article V, all Stockholders shall take all actions set forth below in this Section 5.1:

(a)            Consent to, approve, and, to the extent applicable, vote their Shares in favor of the Approved Sale;

(b)            Execute and deliver all documents, instruments and consents which are necessary or desirable to effectuate such Approved Sale and agree to be bound by any escrow arrangements created in connection with such Approved Sale;

(c)            In the event that such Approved Sale is structured as a merger, consolidation or similar transaction, or a sale of all or substantially all of the Company’s assets, waive any and all dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale; and

(d)            In the event that such Approved Sale is structured as a sale of capital stock of the Company or a similar transaction, sell the same proportion of their Shares of each series and each class as the Dragging Stockholders are selling.

5.2            Approved Sale Notice. The Dragging Stockholders shall exercise their rights pursuant to this Article V by delivering a written notice (the “Approved Sale Notice”) to the Company and each Stockholder no later than ten (10) days prior to the closing of the Approved Sale. The Approved Sale Notice shall make reference to the Stockholders’ rights and obligations hereunder, shall include a copy of the definitive agreements for the Approved Sale and shall describe in reasonable detail (a) the name(s) of the proposed purchaser, (b) the proposed date, time and location of the closing of the Approved Sale, and (c) the proposed amount of consideration in the Approved Sale, including, if applicable, the purchase price per Share to be sold and the other material terms and conditions of the Approved Sale.

ARTICLE VI

REMEDIES

6.1            Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

6.2            Irrevocable Proxy. Each Stockholder hereby constitutes and appoints the President and Treasurer of the Company, and each of them, with full power of substitution, as the proxies of such Stockholder with respect to the matters set forth herein, including election and removal of persons as members of the Board in accordance with Article IV and votes regarding an Approved Sale pursuant to Article V, and hereby authorizes each of them to represent and to vote, if and only if such Stockholder (a) fails to vote or (b) attempts to vote (whether by proxy, in person or by written consent) in a manner which is inconsistent with the terms of this Agreement, all of such Stockholder’s Shares in favor of the election or removal of persons as members of the Board determined pursuant to and in accordance with Article IV and an Approved Sale pursuant to and in accordance with the terms and provisions of Article V. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates in accordance with its terms. Each Stockholder hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates in accordance with its terms, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.3            Specific Enforcement. Each Party acknowledges and agrees that each other Party will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the first party in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.4            Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

ARTICLE VII

MISCELLANEOUS

7.1            Termination. All rights and obligations set forth in this Agreement (other than in Article III which shall survive in accordance with their terms), to the extent not previously terminated, shall terminate upon the earlier of (a) the effective date of the Initial Offering; (b) the approval of both the Board and the Required Stockholders; or (c) upon a Liquidation Event.

7.2            Representations and Warranties. Each Stockholder represents and warrants to the Company and each other Stockholder that (a) such Stockholder now owns the Shares listed on Schedule I attached hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to such Shares, (b) such Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder enforceable in accordance with its terms, and (c) such Stockholder has had the opportunity to consult independent legal counsel with respect to this Agreement and the transactions contemplated hereby.

7.3            Additional Parties. The Company shall not issue or sell after the date hereof, any Shares to any Person without such Person becoming a party to this Agreement by execution and delivery of a Joinder Agreement. Any such additional party shall become a Stockholder subject to and bound by all the terms and conditions of this Agreement.

7.4            Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid), (b) sent by e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the addresses or e-mail addresses set forth on the signature pages hereto (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties).

All notices, consents, waivers and other communications shall be deemed have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) business days after being deposited in the mail, postage prepaid; or if delivered by email, when transmitted if transmitted without indication of delivery failure and prior to 5:00 p.m. local time for the recipient (and if on or after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent business day).

7.5            Successors and Assigns. All of the covenants and provisions of this Agreement shall bind and inure to the benefit of the Parties’ respective successors and permitted assigns hereunder. Notwithstanding the foregoing, no Party may assign any of its rights, or delegate any of its obligations, under this Agreement except in accordance with the terms hereof. There are no intended third party beneficiaries of this Agreement other than as expressly provided for herein.

7.6            Amendment and Waiver.

(a)            Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by any party from the terms of any provision of this Agreement shall be effective if and only if it is approved in a writing signed by the Required Stockholders. No amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any such provision or consent to any departure by any Party from the terms of any such provision, may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on a Party the in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.

(b)            No failure or delay on the part of any of the Parties in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties at law, in equity or otherwise.

7.7            Counterparts. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

7.8            Governing Law. In all respects, including matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California applicable to contracts made and performed in that state (without regard to the choice of law or conflicts of law provisions thereof that would require the application of the law of any other jurisdiction).

7.9            Arbitration. All claims, controversies or disputes arising under or in connection with this Agreement, between or among any of the parties (and their respective representatives), whether sounding in contract or tort, including arbitrability and any claim that this Agreement was induced by fraud (collectively, the “Covered Claims”), will be resolved by binding arbitration in Oakland, California in accordance with the following terms and conditions:

(a)            Administrator. The arbitration of all Covered Claims will be administered by JAMS in accordance with the JAMS Commercial Arbitration Rules then in effect, except that the arbitration proceedings will be governed by California procedural law as if the Covered Claims had been brought in a state court of California; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration; and (iv) any award of the Arbitrator shall be final and binding and non-appealable. Unless the context otherwise required, the term “parties” as used in this Section 7.9 shall mean the parties to the arbitration.

(b)            Arbitrator. The arbitration will take place in the Oakland, California office of JAMS and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows:

(i)             within seven business days from service of an arbitration complaint, the parties will endeavor in good faith to agree upon an Arbitrator; and

(ii)            failing such agreement under subparagraph (i) above, the parties, or any party, will ask JAMS to supply the parties with a list of no less than seven arbitrators (all of whom shall disclose and clear any potential conflicts) having no less than five years’ experience in arbitrating complex business arrangements. Upon receipt of that list of potential arbitrators, each of the parties will communicate within seven days to JAMS the names of four arbitrators from the list that the party would agree to use or its right to participate in the selection of the arbitrator will be forfeited. As soon as JAMS receives the selections from affected parties, JAMS will review the selected arbitrators and appoint one of those arbitrators whose name appears on all of the lists submitted by the parties. JAMS will have the discretion to select the arbitrator that it believes is best suited for the arbitration in terms of experience and availability, and JAMS’s selection will be final.

(c)            Interim, Provisional or Emergency Relief. The Arbitrator may, in the course of the proceedings, order any interim, provisional or emergency relief, remedy or measure (including attachment, preliminary injunction, or the deposit of specified security) that the Arbitrator considers to be necessary, just and equitable. The failure of a party to comply with such an interim order may, after due notice and opportunity to cure such noncompliance, be treated by the Arbitrator as a default, and some or all of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the Arbitrator may impose such lesser sanctions as the Arbitrator may deem appropriate. This Section 7.9 will not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the parties irrevocably submits to the jurisdiction of the state and federal courts located in the county of Oakland, California, in conjunction with an application for a provisional remedy.

(d)            Excluded Claims. The term “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a party that has the right to assert a permissive cross-claim against another party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement. The term “Covered Claims” as used in this Agreement also does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. The exclusions from “Covered Claims” set forth in this Section 7.9 do not constitute a waiver or the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in this Section 7.9.

(e)            Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration will be maintained, and the Arbitrator will issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting judge of the state court of California, with all of the powers (including with respect to remedies) vested in such a judge. The fees and costs of creating and maintaining a stenographic or electronic record will be initially borne by the parties to the arbitration in equal amounts.

(f)            Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator will have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event will such a decision be used by or against a party to this Agreement in a Non-Signatory Action.

(g)            Jurisdiction/Venue/Enforcement of Award. The parties consent and submit to the exclusive personal jurisdiction and venue of the state and federal courts located in Oakland, California to confirm any arbitration award granted pursuant to this Agreement, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the parties to resolve all Covered Claims through arbitration. This Section 7.9 does not prevent the parties from enforcing the award of the arbitrator in the court of any other jurisdiction, to the extent permitted by law (for example, if property that is the subject of the award is located in another jurisdiction).

(h)            Confidentiality. All arbitration proceedings will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary, and only to the extent reasonably necessary, to obtain court confirmation of the judgment of the Arbitrator, and except as necessary, and only to the extent reasonably necessary, to give effect to res judicata and collateral estoppel (e.g., in a dispute between the parties that is not a Covered Claim), in which case all filings with any court will be sealed to the extent permitted by the court. A party (including such party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 7.9 is intended to, or shall, preclude a party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors, lenders, general partners, limited partners, prospective investors, investors, regulators and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(i)            Fees and Costs. The parties will share equally in the fees of the Arbitrator and the administrative costs of the arbitration; provided, however, that the prevailing party in the arbitration will be entitled to recover its fees and costs (including reasonable attorneys’ fees) from the other party or parties.

7.10          Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The Parties further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

7.11          Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement, and intended to be a complete and exclusive statement of the agreement and understanding of the Parties, in respect of the subject matter contained herein.

7.12          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.13          Further Assurances. Each Party shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

7.14          Equitable Remedies. Each Party acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

7.15          Conflict with Bylaws. If and to the extent that there exists a conflict between this Agreement and the bylaws of the Company, this Agreement shall control.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Stockholder Agreement to be executed as of the date first written above.

COMPANY:

ATOMBEAM TECHNOLOGIES INC.

By:	/s/ Charles Yeomans
Name:	Charles Yeomans
Title:	President and CEO

Address:

1036 Country Club Dr, Ste 200
Moraga, CA 94556

Email:	[**]

Signature Page to

Stockholder Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Stockholder Agreement to be executed as of the date first written above.

STOCKHOLDERS:

WAZOO PARTNERS LLC

By:	/s/ Courtney Benham

Name:	Courtney Benham

Address:	[**]

Email:	[**]

Signature Page to

Stockholder Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Stockholder Agreement to be executed as of the date first written above.

STOCKHOLDERS:

CASTLING BUSINESS ADVISORS LLC

By:	/s/ Michael Leonard

Name:	Michael Leonard

Address:	[**]

Email:	[**]

Signature Page to

Stockholder Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Stockholder Agreement to be executed as of the date first written above.

STOCKHOLDERS:

Ali A. Riahi & Mojgan Haddad Family Trust

By:	/s/ Ali Asghar Riahi

Name:	Ali Asghar Riahi

Address:	[**]

Email:	[**]

Signature Page to
Stockholder Agreement

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Stockholder Agreement to be executed as of the date first written above.

STOCKHOLDERS:

Charles C. Yeomans And J. Desiree LeClerc Family Trust Dated 2 July 2008

By:	/s/ Charles Yeomans

Name:	Charles Yeomans

Address:	[**]

Email:	[**]

Signature Page to
Stockholder Agreement

SCHEDULE I to

Stockholder Agreement

STOCK LEDGER

Stockholder Name	Shares	Percentage Ownership
Wazoo Partners LLC	1,340,000	23.84%
Castling Business Advisors LLC	80,000	1.42%
Ali A. Riahi & Mojgan Haddad Family Trust	2,160,000	38.43%
Charles C. Yeomans And J. Desiree LeClerc Family Trust Dated 2 July 2008	2,040,000	36.30%

TOTAL		100.00%

Schedule I-1

EXHIBIT A to

Stockholder Agreement

FORM OF JOINDER AGREEMENT

The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under that certain Stockholder Agreement dated April 30, 2019 (as amended and in effect, the “Stockholder Agreement”), by and among AtomBeam Technologies Inc., a Delaware corporation, and its Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholder Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholder Agreement and shall have all of the obligations of a Stockholder and a holder of Common Stock thereunder as if it had executed the Stockholder Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in Stockholder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:

STOCKHOLDER	ENTITY

Address:

By:
Name:
Title:

-OR-
Email:

Agreed and Accepted:
AtomBeam Technologies Inc.	Signature of Individual

By:
Name:	Print Name
Title:

Exhibit A-1

EXHIBIT A to

Stockholder Agreement

FORM OF JOINDER AGREEMENT

The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under that certain Stockholder Agreement dated April 30, 2019 (as amended and in effect, the “Stockholder Agreement”), by and among AtomBeam Technologies Inc., a Delaware corporation, and its Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholder Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholder Agreement and shall have all of the obligations of a Stockholder and a holder of Common Stock thereunder as if it had executed the Stockholder Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in Stockholder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:	April 30, 2019

STOCKHOLDER		ENTITY

Address:		Wazoo Partners LLC

[**]		By:	/s/ Courtney Benham
			Name:	Courtney Benham
			Title:	Managing Member

Email:	[**]

Agreed and Accepted:
AtomBeam Technologies Inc.

By:	/s/ Charles Yeomans
	Name:	Charles Yeomans
	Title:	President & CEO

Exhibit A-2

EXHIBIT A to

Stockholder Agreement

FORM OF JOINDER AGREEMENT

The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under that certain Stockholder Agreement dated April 30, 2019 (as amended and in effect, the “Stockholder Agreement”), by and among AtomBeam Technologies Inc., a Delaware corporation, and its Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholder Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholder Agreement and shall have all of the obligations of a Stockholder and a holder of Common Stock thereunder as if it had executed the Stockholder Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in Stockholder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: April 30, 2019

STOCKHOLDER		ENTITY
Castling Business Advisors LLC
Address: [**]

		By:	/s/ Michael Leonard
			Name:	Michael Leonard
			Title:	Managing Member

Email:	[**]

Agreed and Accepted:
AtomBeam Technologies Inc.

By:	/s/ Charles Yeomans
	Name:	Charles Yeomans
	Title:	President & CEO

Exhibit A-3

EXHIBIT A to

Stockholder Agreement

FORM OF JOINDER AGREEMENT

The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under that certain Stockholder Agreement dated April 30, 20 I9 (as amended and in effect, the “Stockholder Agreement”), by and among AtomBeam Technologies Inc., a Delaware corporation, and its Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholder Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholder Agreement and shall have all of the obligations of a Stockholder and a holder of Common Stock thereunder as if it had executed the Stockholder Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in Stockholder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: April 30, 2019

STOCKHOLDER		ENTITY
Ali A. Riahi & Mojgan Haddad Family Trust
Address: [**]

		By:	/s/ Ali Asghar Riahi
			Name:	Ali Asghar Riahi
			Title:	Trustee

Email:	[**]

Agreed and Accepted:
AtomBeam Technologies Inc.

By:	/s/ Charles Yeomans
Name:	Charles Yeomans
Title:	President & CEO

Exhibit A-4

EXHIBIT A to

Stockholder Agreement

FORM OF JOINDER AGREEMENT

The undersigned (the “Joining Party”) hereby acknowledges and agrees to become party to and to succeed to all of the rights and obligations of a “Stockholder” under that certain Stockholder Agreement dated April 30, 2019 (as amended and in effect, the “Stockholder Agreement”), by and among AtomBeam Technologies Inc., a Delaware corporation, and its Stockholders. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholder Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party will be deemed to be a party to the Stockholder Agreement and shall have all of the obligations of a Stockholder and a holder of Common Stock thereunder as if it had executed the Stockholder Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in Stockholder Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: April 30, 2019

STOCKHOLDER		ENTITY

Address:		Charles C. Yeomans And J. Desiree LeClerc Family Trust Dated 2 July 2008
[**]
		By:	/s/ Charles Yeomans
Email:	[**]
			Name:	Charles Yeomans
			Title:	Trustee

Agreed and Accepted:
AtomBeam Technologies Inc.

By:	/s/ Michael Leonard
	Name:	Michael Leonard
	Title:	CFO

Exhibit A-5